Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes	Tatiana Stead
703.720.2455	703.720.2455	804.284.5800	703.720.2352

FOR IMMEDIATE RELEASE: October 16, 2014

Capital One Reports Third Quarter 2014 Net Income of $1.1 billion, or $1.86 per share
McLean, Va. (October 16, 2014) – Capital One Financial Corporation (NYSE: COF) today announced net income for the third quarter of 2014 of $1.1 billion, or $1.86 per diluted common share, compared to the second quarter of 2014 with net income of $1.2 billion, or $2.04 per diluted common share, and the third quarter of 2013 with net income of $1.1 billion, or $1.84 per diluted common share.
“Capital One delivered another quarter of solid results for the company and across our businesses, and we continued to return capital to our shareholders as we execute our announced $2.5 billion share repurchase program,” said Richard D. Fairbank, Chair and Chief Executive Officer.  “We have the financial strength to deliver very attractive risk-adjusted returns while we invest to drive future growth and be a leader in digital banking.”
All comparisons below are for the third quarter of 2014 compared with the second quarter of 2014 unless otherwise noted.
Third Quarter 2014 Income Summary:

•	Total net revenue increased 3 percent to $5.6 billion.

•	Total non-interest expense remained flat at $3.0 billion.

•	Pre-provision earnings increased 7 percent to $2.7 billion.

•	Provision for credit losses increased 41 percent to $993 million.

•	Mortgage representation & warranty provision of $70 million ($44 million net of tax) in discontinued operations.
Third Quarter 2014 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.7 percent at September 30, 2014.

•	Net interest margin of 6.69 percent, up 14 basis points.

Capital One Third Quarter 2014 Earnings

•	Period-end loans held for investment in the quarter increased $3.1 billion, or 2 percent, to $201.6 billion.

•	Domestic Card period-end loans increased $2.0 billion, or 3 percent, to $73.1 billion.

•	Commercial Banking period-end loans increased $1.5 billion, or 3 percent, to $49.8 billion.

•	Consumer Banking:

•	Auto period-end loans increased $1.5 billion, or 4 percent, to $36.3 billion.

•	Home loans period-end loans decreased $1.4 billion, or 4 percent, to $31.2 billion, driven by run-off of acquired portfolios.

•	Average loans held for investment in the quarter increased $4.4 billion, or 2 percent, to $199.4 billion.

•	Domestic Card average loans increased $2.4 billion, or 3 percent, to $71.8 billion.

•	Commercial Banking average loans increased $1.8 billion, or 4 percent, to $48.8 billion.

•	Consumer Banking:

•	Auto average loans increased $1.6 billion, or 5 percent, to $35.6 billion.

•	Home loans average loans decreased by $1.4 billion, or 4 percent, to $31.9 billion, driven by run-off of acquired portfolios.

•	Period-end total deposits decreased $1.6 billion, or less than 1 percent, to $204.3 billion, while average deposits decreased $1.1 billion, or less than 1 percent, to $205.2 billion.

•	Interest-bearing deposit rate remained flat at 0.60 percent.
Earnings Conference Call Webcast Information
The company will hold an earnings conference call on October 16, 2014, at 5:00 PM, Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company's home page (www.capitalone.com). Choose “About Us”, then choose "Investors" to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company's website through October 31, 2014 at 5:00 PM, Eastern Time.
Forward-Looking Statements
Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2013.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $204.3 billion in deposits and $300.2 billion in total assets as of September 30, 2014. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has approximately 900 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 100 index.
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